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                                 EXHIBIT NO. 5
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                                                                    May 25, 1994



United States Surgical Corporation
150 Glover Avenue
Norwalk, Connecticut  06856

Dear Sirs:

     I refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by United States Surgical Corporation, a Delaware corporation (the "Company"), on or about the date hereof with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 650,000 shares of the Company's common stock, par value $.10 per share (the "Common Stock"), issuable pursuant to the Company's 1994 Employee Stock Purchase Plan (the "Purchase Plan").

     I am familiar with the Certificate of Incorporation and By-laws of the Company and have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, evidence of corporate action, certificates and other instruments, and have made such other investigations of law and fact, as I have deemed necessary or appropriate for the purposes of this opinion.

     Based upon the foregoing, it is my opinion that the 650,000 shares of Common Stock issuable pursuant to the Purchase Plan have been duly authorized and, when issued, will be validly issued, fully paid and nonassessable.

     I hereby consent to the use of this opinion in the Registration Statement referred to above.

                                         Very truly yours,


                                         Donald F. Crane, Jr.
                                         Senior SEC Counsel